EXHIBIT 4.14
EXCHANGE AGREEMENT
     This EXCHANGE AGREEMENT (this “Agreement”) is entered into as of May 14, 2009, by and among PDG Environmental, Inc. a Delaware corporation (the “Company”), and Radcliffe SPC, Ltd., for and on behalf of the Class A Segregated Portfolio, a company organized under the laws of the Cayman Islands (“Holder”).
RECITALS
     WHEREAS, Holder desires to exchange 3,812.5 shares of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Exchange Shares”), issued pursuant to that certain Securities Purchase Agreement dated as of July 1, 2005, by and among the Company, Holder and the other purchasers party thereto (the “Securities Purchase Agreement”), with such designations, rights and preferences as described in the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock dated June 30, 2005 (the “Certificate of Designation”), for a subordinated secured promissory note from the Company due August 31, 2010 in an initial principal amount of $4,993,226 in substantially the form attached hereto as Exhibit A (the “Note”), and the Company desires to issue the Note to Holder in exchange for the Exchange Shares, on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing recitals and for good and other valuable consideration hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
EXCHANGE OF SHARES FOR NOTES
     Section 1.1 Authorization of Note . The Company has authorized the issuance of the Note to Holder as contemplated hereby.
     Section 1.2 Exchange of Exchange Shares. Subject to Section 4.1 hereof, at the Closing (as defined in Section 1.3 below), the Company shall issue to Holder the Note in exchange for the surrender of the Exchange Shares to the Company. This Agreement, the Note, , that certain Security Agreement by and between the Company and Holder dated as of the date hereof (the “Security Agreement”), and that certain Subordination Agreement (the “Subordination Agreement”), and all other documents executed in connection herewith or therewith are collectively referred to herein as the “Transaction Documents.”
     Section 1.3 Closing. The closing of the transactions contemplated by the Transaction Documents pursuant to this Agreement (the “Closing”) shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103, at 10:00 a.m. local time, on the date hereof, or at such other time or place as the Company and Holder may mutually agree (such date is hereinafter referred to as the “Closing Date”). At the Closing, subject to the satisfaction or waiver of the conditions set forth in Section 4.1 hereof: (i) Holder shall present, transfer and deliver the Exchange Shares to the Company; and in consideration thereof, (ii) the Company shall issue and deliver the Note to Holder. The Exchange Shares shall be treated as “retired” by the Company upon their surrender.
     Section 1.4 Consummation of Transactions. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing, and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth on a Disclosure Schedule delivered by the Company to Holder on the date hereof (the “Disclosure Schedule”), the Company represents and warrants to Holder as of the date of this Agreement and as of the Closing Date as follows:
     Section 2.1 Organization and Qualification. The Company and each of its direct and indirect subsidiaries (collectively, the “Subsidiaries”) is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify or be in good standing would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any effect which, individually or in the aggregate with all other effects, reasonably would be expected to be materially adverse to (a) the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents, including, without limitation, the payment in full of all amounts then due under the Note, or (b) the business, operations, properties, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.
     Section 2.2 Authorization; Enforcement. (a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents, and to issue the Note in accordance with the terms hereof; (b) the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Note) have been duly authorized by all necessary corporate action, (c) this Agreement constitutes, and, upon execution and delivery by the Company of the other Transaction Documents, such Transaction Documents will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. Neither the execution, delivery nor performance by the Company of its obligations under this Agreement or the other Transaction Documents, nor the consummation by it of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Note) requires any consent or authorization of the Company’s stockholders except as set forth on Schedule 2.5.
     Section 2.3 Capitalization. Except as set forth on Schedule 2.3, (a) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, nor are any such issuances, contracts, commitments, understandings or arrangements contemplated, (b) there are no contracts, commitments, understandings or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act; (c) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem or otherwise acquire any security of the Company or any of its Subsidiaries; and (d) the Company does not have any shareholder rights plan, “poison pill” or other anti-takeover plans or similar arrangements. Schedule 2.3 sets forth all of the securities or instruments issued by the Company or any of its Subsidiaries that contain anti-dilution or similar provisions, and, except as and to the extent set forth thereon, the sale and issuance of the Note will not trigger any anti-dilution adjustments to any such securities or instruments. The Company has filed with the Securities and Exchange Commission true, correct and complete copies of the Company’s Certificate of Incorporation as in effect on the date hereof (“Certificate of Incorporation”), the Company’s Bylaws as in effect on the date hereof (the “Bylaws”), and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company, all of which instruments and agreements are set forth in Schedule 2.3. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or any such Subsidiary.
     Section 2.4 Issuance of Note. The issuance of the Note will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company or any other person, except as set forth on Schedule 2.4. Assuming the accuracy of the representations and warranties of Holder contained in Section 3.3 hereof, the offer, sale and issuance of the Note will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all other applicable securities laws.
     Section 2.5 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Note) will not (a) result in a violation of the Certificate of Incorporation or Bylaws, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment (including, without limitation, the triggering of any anti-dilution or similar provisions), acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws, rules and regulations and rules and regulations of any self-regulatory organizations to which either the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except, with respect to clauses (b) and (c), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not, individually or in the aggregate, have a Material Adverse Effect). Except as set forth on Schedule 2.5, the Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental body, agency or any regulatory or self-regulatory agency (each, a “Governmental Entity”) or other third party (including, without limitation, pursuant to any Material Contract (as defined in Section 2.7 below)) in order for it to execute, deliver or perform any of its obligations under this Agreement or any of the other Transaction Documents.
     Section 2.6 Compliance. The Company is not in violation of its Certificate of Incorporation, Bylaws or other organizational documents and no Subsidiary is in violation of any of its organizational documents. Neither the Company nor any of its Subsidiaries is in default (and no event has occurred that with notice or lapse of time or both would put the Company or any of its Subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party (including, without limitation, the Material Contracts), except for (i) actual or possible violations, defaults or rights that would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) as set forth on Schedule 2.6. The businesses of the Company and its Subsidiaries are not being conducted, and shall not be conducted so long as any Holder owns any of the Securities, in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations the sanctions for which either individually or in the aggregate have not had and would not have a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company or any Subsidiary, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, provincial or foreign regulatory authorities that are material to the conduct of its business, and neither the Company nor any of its Subsidiaries has received any notice of proceeding relating to the revocation or modification of any such certificate, authorization or permit.
     Section 2.7 SEC Documents, Financial Statements. Other than the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, which will be filed with the SEC on or before May 15, 2009, since December 31, 2006, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). The Company has delivered or made available to Holder true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents (a) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings made prior to the date hereof). As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto (subject to any restatements of such financial statements in subsequent filings made prior to the date hereto). Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments). Except as set forth in the financial statements of the Company included in the Select SEC Documents (as defined below), the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business with non-affiliated third parties subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business with non-affiliated third parties and not required under GAAP to be reflected in such financial statements, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, are not material to the condition (financial or otherwise) or operating results of the Company. To the extent required by the rules and regulations of the SEC applicable thereto, the Select SEC Documents contain a complete and accurate list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) to which the Company or any Subsidiary was or is a party or by which the Company or any Subsidiary was or is bound or to which any of the properties or assets of the Company or any Subsidiary was or is subject as of the date of filing of such Select SEC Document (each, a “Material Contract”). Except as set forth in the Select SEC Documents and the Fifth Amendment to Amended and Restated Loan Agreement by and among the Company and its Subsidiaries and The Huntington National Bank on May 14, 2009, none of the Company, its Subsidiaries or, to the best knowledge of the Company, any of the other parties thereto is in breach or violation of any Material Contract, which breach or violation would have a Material Adverse Effect. For purposes of this Agreement, “Select SEC Documents” means the Company’s (A) Proxy Statement for its 2008 Annual Meeting, (B) Annual Report on Form 10-K for the fiscal year ended January 31, 2008 (the “2008 Annual Report”), (C) Quarterly Reports on Form 10-Q for the fiscal quarters ended

April 30, 2008, July 31, 2008, and October 31, 2008, and (D) Current Reports on Form 8-K filed since October 31, 2008.
     Section 2.8 Internal Accounting Controls. Except as set forth on Schedule 2.8, the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosures controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the 2008 Annual Report and the Company’s most recently filed Quarterly Report on Form 10-Q (each such date, an “Evaluation Date”). The Company presented in the 2008 Annual Report and its most recently filed Quarterly Report on Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the respective Evaluation Date. Since the Evaluation Date for the 2008 Annual Report, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.
     Section 2.9 Absence of Certain Changes. Except as set forth in the Select SEC Documents and Schedule 2.9, since January 31, 2008, there has been no change or development giving rise to a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or receivership law, nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings with respect to the Company or any of its Subsidiaries.
     Section 2.10 Transactions With Affiliates. Except as set forth in the Select SEC Documents, none of the officers, directors, or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries that would require disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act.
     Section 2.11 Absence of Litigation. Except as set forth in the Select SEC Documents and Schedule 2.11, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or Governmental Entity (including, without limitation, the SEC) pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, any of its Subsidiaries, or any of their respective directors or officers in their capacities as such. There are no facts known to the Company or its Subsidiaries which, if known

by a potential claimant or Governmental Entity, could reasonably serve as the basis for a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.
     Section 2.12 Intellectual Property. Each of the Company and its Subsidiaries owns or is duly licensed (and, in such event, has the unfettered right to grant sublicenses) to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, permits, inventions, discoveries, processes, scientific, technical, engineering and marketing data, object and source codes, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, “Intangibles”) necessary for the conduct of its business as now being conducted and as presently contemplated to be conducted in the future. Schedule 2.12 sets forth a list of all material Intangibles owned and/or used by the Company in its business. To the knowledge of the Company and its Subsidiaries, neither the Company nor any Subsidiary of the Company infringes or is in conflict with any right of any other person with respect to any third party Intangibles. Neither the Company nor any of its Subsidiaries has received written notice of any pending conflict with or infringement upon such third party Intangibles. Neither the Company nor any of its Subsidiaries has entered into any consent agreement, indemnification agreement, forbearance to sue or settlement agreement with respect to the validity of the Company’s or its Subsidiaries’ ownership of or right to use its Intangibles and there is no reasonable basis for any such claim to be successful. The Intangibles are valid and enforceable and no registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceedings, and all applications therefor are pending and in good standing. The Company and its Subsidiaries have complied, in all material respects, with their respective contractual obligations relating to the protection of the Intangibles used pursuant to licenses. To the Company’s knowledge, no person is infringing on or violating the Intangibles owned or used by the Company or its Subsidiaries.
     Section 2.13 Title. Except as set forth on Schedule 2.13, the Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by the Company and its Subsidiaries and good and merchantable title to all personal property purported to be owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, security interests, encumbrances and defects except for (a) liens for current taxes, assessments, charges, levies or claims not yet delinquent, (b) liens imposed by law to carriers, warehousemen, mechanics, laborers, materialmen and the like and other liens imposed by law and incurred in the ordinary course of business for obligations for sums not yet due, (c) for liens in respect of pledges or deposits under workers’ compensation laws, unemployment insurance and social security laws or to or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or similar bonds used in the ordinary course of business and/or (d) any easements, rights-of-way, encroachments, real property leases, royalties, restrictions and other similar title exceptions or encumbrances, none of which, individually or in the aggregate, materially affect the value of such property or materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.
     Section 2.14 Tax Status. Except as set forth in the Select SEC Documents, the Company and each of its Subsidiaries has made or filed all foreign, U.S. federal, state, provincial and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any foreign, federal, state, provincial or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.
     Section 2.15 Key Employees. The name of each of the Company’s directors is disclosed in the Select SEC Documents. No Key Employee is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. No Key Employee has, to the knowledge of the Company and its Subsidiaries, any intention to terminate or limit his employment with, or services to, the Company or any of its Subsidiaries, nor is any such Key Employee subject to any constraints which would cause such employee to be unable to devote his full time and attention to such employment or services. For purposes of this Agreement, “Key Employee” means the Company’s Chief Executive Officer and Chief Financial Officer identified in the Select SEC Documents and any individual who assumes or performs any of the duties of such officers.
     Section 2.16 Employee Relations. Except as set forth on Schedule 2.16, neither the Company nor any of its Subsidiaries is involved in any material union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) of the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, result in a Material Adverse Effect.
     Section 2.17 Insurance. The Company and each of its Subsidiaries has in force fire, casualty, product liability and other insurance policies, with extended coverage, in such types and amounts with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons engaged in the same or similar business as the Company. No default or event has occurred that could give rise to a default under any such policy.
     Section 2.18 Environmental Matters. There is no environmental litigation or other environmental proceeding pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any governmental regulatory authority or others with respect to the current or any former business of the Company or any of its Subsidiaries or any partnership or joint venture currently or at any time affiliated with the Company or any of its Subsidiaries. No state of facts exists as to environmental matters or Hazardous Substances (as defined below) that involves the reasonable likelihood of a material capital expenditure by the Company or any of its Subsidiaries that may otherwise have a Material Adverse Effect. No Hazardous Substances have been treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by the Company or any of its Subsidiaries or by any partnership or joint venture currently or at any time affiliated with the Company or any of its Subsidiaries in violation of any applicable environmental laws. The environmental compliance programs of the Company and each of its Subsidiaries comply in all respects with all environmental laws, whether foreign, federal, state, provincial or local, currently in effect. For purposes of this Agreement, “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any governmental authority to be capable of posing a risk of injury to health, safety, property or the environment.
     Section 2.19 Solvency. The Company (a) is currently able to pay its debts as they become due, (b) has funds and capital sufficient to carry on its business and all business in which it is about to engage, and (c) owns property having a value at both the fair valuation and at fair salable value in the ordinary course of the Company’s business greater than the amount required to pay the Company’s debts as they become due. Neither the Company nor any of its Subsidiaries was insolvent immediately prior to the date of this Agreement and neither the Company nor any of its Subsidiaries will be rendered insolvent by the execution and delivery of this Agreement, the issuance of the Note hereunder and/or the consummation of the Transaction Documents.
     Section 2.20 Bulletin Board. The Company’s Common Stock is currently quoted on the Over-the-Counter Bulletin Board (the “Bulletin Board”). The Company is not in violation of the quotation eligibility requirements of the Bulletin Board, does not reasonably anticipate that the Common Stock will be removed from quotation on the Bulletin Board for the foreseeable future, and has not received any notice regarding the possible removal from quotation of the Common Stock on the Bulletin Board.
     Section 2.21 Acknowledgment Regarding Holder’s Purchase of the Note. The Company acknowledges and agrees that Holder is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and that Holder is not (a) an “affiliate” of the Company (as defined in Rule 144 under the Securities Act (including any successor rule, “Rule 144”)) or (b) to the knowledge of the Company, a “beneficial owner” of more than five percent (5%) of the Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that Holder is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by

Holder or any of its representatives or agents in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Holder’s purchase of the Note. The Company further represents to Holder that the Company’s decision to enter into this Agreement and the other Transaction Documents and to issue the Note has been based solely on the independent evaluation by the Company and its representatives.
     Section 2.22 No General Solicitation or Integrated Offering. Neither the Company nor any distributor participating on the Company’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to the Note being offered hereby. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Note being offered hereby under the Securities Act or cause this offering of Note to be integrated with any prior offering of securities of the Company for purposes of the Securities Act, which result of such integration would require registration under the Securities Act, or any applicable stockholder approval provisions.
     Section 2.23 No Brokers. Except as set forth on Schedule 2.23, the Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by Holder relating to this Agreement or the transactions contemplated hereby. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the principal amount of the Note to any person or entity so as to bring the sale of such Note by the Company within the registration provisions of the Securities Act or any other applicable securities laws.
     Section 2.24 Acknowledgment Regarding Note. The Company’s directors and executive officers have considered and understand the nature of the Note being issued hereunder. The Transaction Documents are sufficient to create in favor of Holder a security interest in the Collateral (as such term is defined in the Security Agreement) in which a security interest may be created by written agreement under Article 9 of the Delaware Uniform Commercial Code. Upon the filing of a financing statement in the office of the Secretary of State of the State of Delaware, Holder will have a valid perfected security interest in all of the Collateral in which a security interest may be perfected by the filing of a financing statement under Article 9 of the Delaware Uniform Commercial Code. The Company’s Board of Directors (the “Board”) has determined in its good faith business judgment that the issuance of the Note hereunder and the consummation of the other transactions contemplated hereby are in the best interests of the Company and its stockholders.
     Section 2.25 Suppliers. Since October 31, 2008, no supplier of the Company or its Subsidiaries has canceled, materially modified, or otherwise terminated its relationship with the Company or its Subsidiaries or decreased materially its supply of the services or products of the Company or its Subsidiaries, nor does any supplier have, to the Company’s knowledge, any plan or intention to do any of the foregoing. The Company has no reason to believe that any of its or its Subsidiaries’ suppliers will experience a manufacturing disruption, a failure to dedicate adequate resources to the production, assembly or testing of the Company’s or its Subsidiaries’

products, or financial instability, or that any such supplier will be unable to successfully transition its manufacturing capabilities to the future needs of the Company and its Subsidiaries.
     Section 2.26 Disclosure. All information relating to or concerning the Company and/or any of its Subsidiaries set forth in this Agreement or provided or otherwise made available to Holder pursuant to Section 3.4 hereof or otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HOLDER
     Holder represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:
     Section 3.1 Purchase for Own Account, Etc. Holder is purchasing the Note for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Holder understands that it must bear the economic risk of this investment indefinitely, unless the Note is registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering the resale of the Note. Notwithstanding anything in this Section 3.1 to the contrary, by making the representations herein, Holder does not agree to hold the Note for any minimum or other specific term and reserves the right to dispose of the Note at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.
     Section 3.2 Accredited Investor Status. Holder is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D and is sophisticated in financial matters and is able to evaluate the risks and benefits of the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 3.3 Reliance on Exemptions. Holder understands that the Note is being offered and sold to Holder in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Holder set forth herein in order to determine the availability of such exemptions and the eligibility of Holder to acquire the Note.
     Section 3.4 Information. Holder has had an opportunity to ask questions and receive answers concerning the Company and its Subsidiaries. Holder and its counsel have been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Note which have been specifically requested by Holder or its counsel. Neither such inquiries nor any other investigation conducted by Holder or its counsel or any of its representatives shall modify, amend or affect Holder’s right to rely on the Company’s representations and warranties contained in Article II of this Agreement. Holder understands that its investment in the Note involves a high degree of risk.
     Section 3.5 Governmental Review. Holder understands that no United States federal or state agency or any other government or Governmental Entity has passed upon or made any recommendation or endorsement of the Note.
     Section 3.6 Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Holder and is a valid and binding agreement of Holder enforceable against Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
     Section 3.7 No Conflicts; Consent. The execution, delivery and performance of this Agreement and the other Transaction Documents by Holder and the consummation by Holder of the transactions contemplated hereby and thereby (including, without limitation, the delivery of the Exchange Shares for cancellation) does not conflict with, violate or result in the breach of, or create any lien or encumbrance on the Exchange Shares pursuant to any law, rule, regulation, order, judgment, decree, agreement or instrument to which Holder is a party or Holder or the Exchange Shares are subject or by which Holder is bound. No consent, approval, authorization or order of, or any filing or registration with any Governmental Entity or other third party is necessary in order for Holder to execute, deliver or perform any of its obligations under this Agreement or any of the other Transaction Documents.
     Section 3.8 Residency. Holder is a resident of the Cayman Islands.
     Section 3.9 Finders’ Fees. No agent, broker, investment banker, person or firm acting on behalf of or under the authority of Holder is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated hereby.
     Section 3.10 Ownership of Exchange Shares. Holder is the record and beneficial owner of the Exchange Shares and Holder has valid beneficial ownership of such interests, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever.
ARTICLE IV
CONDITIONS TO CLOSING
     Section 4.1 Conditions to Closing.
          (a) Conditions to Holder’s Closing Obligations. The obligation of Holder to surrender the Exchange Shares in exchange for the Note to be issued to Holder at the Closing is subject to the satisfaction or waiver of each of the following conditions precedent:

               (i) The representations and warranties made by the Company in Article II hereof shall have been true and correct on and as of the date hereof and shall be true and correct as of the Closing Date as if made on the Closing Date (except to extent such representations and warranties speak as of an earlier date), and the Company shall have performed and complied with all covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Closing.
               (ii) (A) No law, statute, rule, regulation or restriction shall have been promulgated, enacted or entered that restrains, enjoins, prevents, prohibits or otherwise makes illegal the issuance of the Note, the performance by Holder and the Company of any of their respective obligations under this Agreement, the Note or the consummation of the transactions contemplated hereby or thereby; (B) no preliminary or permanent injunction or other order shall have been issued and remain in effect by any court or Governmental Entity that restrains, enjoins, prevents, prohibits or otherwise makes illegal the issuance of the Note, the performance by Holder or the Company of any of their obligations under this Agreement, the Note, or the consummation of the transactions contemplated hereby or thereby; and (C) no court or Governmental Entity shall have instituted any action, suit, proceeding or investigation that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the issuance of the Note, the performance by Holder or the Company of any of their obligations under this Agreement, the Note, or the consummation of the transactions contemplated hereby or thereby.
               (iii) The Company shall have duly executed and delivered each of the Transaction Documents to Holder at the Closing, and the Subordination Agreement delivered to Holder shall have been executed by The Huntington National Bank (the “Senior Lender”).
               (iv) The Company shall have obtained any and all consents, permits and waivers, including those from applicable Governmental Entities, necessary or appropriate for consummation of the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Holder, and shall have provided copies of all such consents, permits and waivers to Holder at or prior to the Closing.
               (v) The Company shall have delivered to Holder, at the Closing, a copy of the resolutions or unanimous written consent of the Board approving the issuance of the Note, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, duly certified by an officer or other representative of the Company as true and correct and in full force and effect as of the Closing Date.
               (vi) The Company shall have paid the fees and expenses of the legal counsel for Holder, in accordance with Section 5.4, which reimbursement shall have been made pursuant to written instructions provided by Holder for such purpose.
               (vii) The Company shall have delivered or otherwise made available to Holder copies of all other documents of the Company as Holder shall reasonably request in connection with the transactions contemplated by this Agreement.

          (b) Conditions to Company’s Closing Obligations. The obligation of the Company to issue the Note in exchange for the Exchange Shares at the Closing is subject to the satisfaction or waiver of each of the following conditions precedent:
               (i) The representations and warranties made by Holder in Article III hereof shall have been true and correct on and as of the date hereof and shall be true and correct as of the Closing Date as if made on the Closing Date, and Holder shall have performed and complied with all covenants and provisions of this Agreement required to be performed or complied with by them at or prior to the Closing.
               (ii) (A) No law, statute, rule, regulation or restriction shall have been promulgated, enacted or entered that restrains, enjoins, prevents, prohibits or otherwise makes illegal the issuance of the Note, the performance by Holder and the Company of any of their respective obligations under this Agreement, the Note or the consummation of the transactions contemplated hereby or thereby; (B) no preliminary or permanent injunction or other order shall have been issued and remain in effect by any court or Governmental Entity that restrains, enjoins, prevents, prohibits or otherwise makes illegal the issuance of the Note, the performance by Holder or the Company of any of their obligations under this Agreement, the Note or the consummation of the transactions contemplated hereby or thereby; and (C) no court or Governmental Entity shall have instituted any action, suit, proceeding or investigation that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the issuance of the Note, the performance by Holder or the Company of any of their obligations under this Agreement, the Note, or the consummation of the transactions contemplated hereby or thereby.
               (iii) Holder shall have delivered original stock certificates representing the Exchange Shares to the Company at the Closing, duly endorsed for surrender to the Company or an original affidavit of loss with respect thereto in form and substance reasonably satisfactory to the Company.
ARTICLE V
COVENANTS
     Section 5.1 Issuance of Additional Note. For long as the Note held by Holder shall remain outstanding:
          (a) If the Company has not entered into a letter of intent or other written understanding between the Company and an independent third party or parties (a “Qualified Letter of Intent”) containing a bona fide offer (subject only to the negotiation of definitive documentation and other reasonable and customary conditions) to engage in a transaction pursuant to which:
               (i) there would be a Change of Control (as defined below) of the Company; and/or
               (ii) the Note would be repaid in full (including any applicable premium) or refinanced on terms acceptable to Holder in its sole discretion

(in either case, a “Qualified Transaction”) by the date which is six months from the Closing Date (the “Transaction Deadline”), the Company will issue to Holder an additional note in the principal amount of $600,000 on terms substantially the same as the Note contemplated by this Agreement (the “Additional Note”). The Additional Note shall be executed and delivered to Holder within five business days following the Transaction Deadline or at such other time as the Company and Holder may mutually agree.
          (b) If a Qualified Letter of Intent is in place on the Transaction Deadline and (i) the Company has not closed the Qualified Transaction by the date that is 60 days after the Transaction Deadline, (ii) the Qualified Letter of Intent is terminated after the Transaction Deadline, or (iii) the Qualified Transaction is otherwise abandoned after the Transaction Deadline and prior to consummation, the Company shall execute and deliver the Additional Note to Holder within three business days following the earliest to occur of the events specified in clauses (i), (ii), and (iii) of this Section 5.1(b).
          (c) If an Additional Note is issued pursuant to this Section 5.1, (i) the Company shall make the representations and warranties set forth in Article II of this Agreement and (ii) the Holder shall make the representations and warranties set forth in Article III (except for Section 3.10) of this Agreement at the time such Additional Note is issued.
          (d) For purposes of this Agreement, a “Change of Control” of the Company shall mean any of the following events:
                    (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation resulting in the combined voting power of the securities of the Company ordinarily having the right to vote in the general election of directors (calculated as provided in paragraph (d) of Rule 13d-3 in the case of rights to acquire such securities) immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than a majority of the combined voting power of the securities of the Company (or such surviving entity) immediately after such merger or consolidation;
                    (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;
                    (C) the dissolution and liquidation of the Company;
                    (D) any person or “group” (other than a benefit plan sponsored by either the Company or a subsidiary of the Company) becoming the “beneficial owner,” directly or indirectly, of securities representing a majority of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of Rule 13d-3 in the case of rights to acquire such securities).
                    (E) during any 12-month period, directors of the Company in office at the beginning of such period ceasing for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by vote of at least two-thirds of the directors in office at the time of such election or nomination who were directors at the beginning of such period.
For purposes hereof, the terms “group” and “beneficial owner” shall have the meanings given to them in Rule 13d-3; and “Rule 13d-3” shall mean Rule 13d-3 under the Securities Exchange Act of 1934.
     Section 5.2 Investment Bank. From and after the Closing, the Company will engage and retain a nationally recognized, reputable investment banking firm, reasonably acceptable to Holder and Senior Lender, to provide advice to the Company with respect to the advisability of a Qualified Transaction. Under no circumstances shall this requirement be construed to be a requirement that the Company enter into or consummate, or that the Board approve, a Qualified Transaction by the Transaction Deadline or at any time. Holder expressly acknowledges and agrees that nothing contained in this Agreement or the Transaction Documents shall in any way impose any obligation on or in any way limit the Board’s discretion or duties or obligations imposed by law.
     Section 5.3 Publicity. Unless required to do so by law, neither the Company nor Holder shall issue any press release or other public statement relating to this Agreement or the transactions contemplated hereby without the prior approval of the other party. To the extent such disclosure is required by law, Company and Holder agree to provide reasonable notice and opportunity to review such press release or other public statement to the extent time permits for Company or Holder to make the required disclosure in the time and manner required by law.
     Section 5.4 Costs and Expenses. The Company shall pay all reasonable costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement. At the Closing, the Company shall pay the reasonable fees and expenses of the legal counsel for Holder incurred in connection with the drafting, negotiation, execution, delivery and closing of this Agreement. Prior or at the Closing, Holder shall provide to the Company an invoice setting forth in reasonable detail such costs and expenses, including such reasonable legal fees and expenses, for which the Holder seeks payment pursuant to this Section 5.4.
     Section 5.5 Future and Current Investments and Activities.
          (a) The Company acknowledges and agrees, with respect to Holder, that: (i) Holder and its affiliates engage in a wide variety of activities and have investments in many other companies; (ii) it is critical to Holder that Holder and its affiliates be permitted to continue to develop their current and future business and investment activities without any restriction arising from an investment by Holder in the Company or any other relationship, contractual or otherwise, between Holder and any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand; (iii) from time to time, in connection with the foregoing activities of Holder and its affiliates (collectively, the “Activities”), Holder and its affiliates may have information that may be useful to the Company or its other members (which information may or may not be known by any managers designated by Holder), and none of Holder, its affiliates nor any managers so designated shall have any duty to disclose any information known to such person or entity to the Company or any of its other members; (iv) the relationship of Holder and its affiliates with the Company and its affiliates shall not interfere with or impose conditions or restrictions on any of the Activities of Holder or any of its affiliates; and (v) Holder and its affiliates shall be free to engage in the Activities in any capacity, whether active or passive, without any obligation or liability to the Company or to any of its other members (including, without limitation, any obligation to offer the Company or any of the other members a right to acquire, participate or have any interest of any nature whatsoever in any of such Activities), and no managers designated by Holder shall have any liability solely by reason of any such Activities (it being understood that no action by any managers so designated in connection with any such Activities shall be deemed to constitute as such a breach by such director of any duty owed to the Company); provided, however, that this Section 5.5 shall not relieve Holder, its affiliates or any managers designated by Holder of its, his or her duty of confidentiality with respect to information pertaining to the Company.
          (b) The Company hereby waives, to the full extent that it may do so under applicable law, any claim arising under the corporate opportunity or any similar doctrine, and expressly renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, any business opportunities presented to Holder or any of its affiliates from whatever source other than the Company.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction). The Company and Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the City of Pittsburgh in the County of Allegheny in the Commonwealth of Pennsylvania, in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company and Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company and Holder further agree that service of process upon the Company or Holder mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of Company and Holder to serve process in any other manner permitted by law. The Company and Holder agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. None of the parties hereto has agreed with or represented to any other party that the provisions of this section will not be fully enforced in all instances.
     Section 6.2 Indemnification.
          (a) Holder Indemnification.
               (i) In consideration of Holder’s execution and delivery of this Agreement and the other Transaction Documents and exchange of the Exchange Shares for the Note hereunder, and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, from and after the Closing, the Company shall defend, protect, indemnify and hold harmless Holder and all of its stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement, collectively, the “Holder Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Holder Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Holder Indemnified Liabilities”), incurred by any Holder Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit, claim, order, proceeding or process brought or made against such Holder Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, or (B) the status of such Holder as an holder of securities of the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Holder Indemnified Liabilities which is permissible under applicable law.
               (ii) Promptly after receipt by any Indemnitee of notice of the commencement of any action (including any governmental action), such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against the Company, deliver to the Company a written notice of the commencement of such action, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee; provided, however, that the Company shall not be entitled to assume such defense and an Indemnitee shall have the right to retain its own counsel with the fees and expenses to be paid by the Company, if, in the reasonable opinion of counsel retained by the Company, the representation by such counsel of the Indemnitee and the Company would be inappropriate due to actual or potential conflicts of interest between such Indemnitee and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action include both the Indemnitee and the Company and any such Indemnitee reasonably determines that there may be legal defenses available to such Indemnitee that are in conflict with those available to the Company. The Company shall pay for only one separate legal counsel for the Indemnitees, and such legal counsel shall be selected by Holder. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 6.2, except to the extent that the Company is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.2 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

          (b) Company Indemnification.
               (i) In consideration of Company’s execution and delivery of this Agreement and the other Transaction Documents and issuance of the Note hereunder, and in addition to all of Holder’s other obligations under this Agreement and the other Transaction Documents, from and after the Closing, Holder shall defend, protect, indemnify and hold harmless Company and its Subsidiaries and all of each of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement, collectively, the “Company Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Company Indemnified Liabilities”), incurred by any Company Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by Holder in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any agreement or obligation of Holder contained in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit, claim, order, proceeding or process brought or made against such Company Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by Holder may be unenforceable for any reason, Holder shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.
               (ii) Promptly after receipt by any Company Indemnitee of notice of the commencement of any action (including any governmental action), such Company Indemnitee shall, if a claim for indemnification in respect thereof is to be made against Holder, deliver to Holder a written notice of the commencement of such action, and Holder shall have the right to participate in, and, to the extent Holder so desires, to assume control of the defense thereof with counsel mutually satisfactory to Holder and Company Indemnitee; provided, however, that Holder shall not be entitled to assume such defense and a Company Indemnitee shall have the right to retain its own counsel with all reasonable and necessary fees and expenses to be paid by the Company, if, in the reasonable opinion of counsel retained by the Company, the representation by such counsel of Company Indemnitee and the Company would be inappropriate due to actual or potential conflicts of interest between such Company Indemnitee and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action include both Company Indemnitee and Holder and any such Company Indemnitee reasonably determines that there may be legal defenses available to such Company Indemnitee that are in conflict with those available to Holder. Holder shall pay for only one separate legal counsel for Company Indemnitees, and such legal counsel shall be selected by Company. The failure to deliver written notice to Holder within a reasonable time of the commencement of any such action shall not relieve Holder of any liability to any Company Indemnitee under this Section 6.2(b), except to the extent that Holder is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.2(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.
     Section 6.3 Waiver of Jury Trial. Each of the parties hereto hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this agreement or any of the transactions contemplated hereby. No party has agreed with or represented to any other party that the provisions of this section will not be fully enforced in all instances.
     Section 6.4 Prevailing Party’s Costs and Expenses. The prevailing party in any mediation, arbitration or legal action to enforce or interpret this Agreement shall be entitled to recover from the non-prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred in such action or proceeding.
     Section 6.5 Cumulative Remedies; Failure to Pursue Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Except where a time period is specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.
     Section 6.6 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.
     Section 6.7 Amendment and Waiver. No provision of this Agreement may be amended, modified or waived except upon the written consent of the Company and Holder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     Section 6.8 Assignment; Binding Effect. The rights and obligations set forth herein may not be assigned or delegated by the Company or Holder without the prior written consent of the others, except that any Holder may assign, in whole or in part, its rights and delegate its obligations hereunder (including, without limitation, the right to purchase any or all of the Note) to any affiliate of Holder without obtaining the prior written consent of the Company. This

Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and permitted assigns.
     Section 6.9 Notices. Except as otherwise expressly provided herein, all demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this section), commercial (including Federal Express) or U.S. Postal Service overnight delivery service, or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as follows:
(i)	if to the Company:

PDG Environmental, Inc. 1386 Beulah Road, Building 801 Pittsburgh, Pennsylvania 15235 Telephone: (800) 972-7341, Ext. 16 Facsimile: (412) 243-4900 Attention: John C. Regan, CEO

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Cohen & Grigsby, P.C. 625 Liberty Avenue Pittsburgh, Pennsylvania 15222-3152 Telephone: (412) 297-4831 Facsimile: (412) 209-1825 Attention: James D. Chiafullo, Esq.

(ii)	if to Holder:

Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio
c/o Radcliffe Capital Management, L.P.
50 Monument Road, Suite 300
Bala Cynwyd, PA 19004
Facsimile: 610-617-0580
Attention: Christopher L. Hinkel

with a copy (which copy shall not constitute notice) to:

Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, PA 19103 Facsimile: (215) 988-2757 Attention: Stephen T. Burdumy, Esq.
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. U.S. Eastern Time, or the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent if sent after 5:00 p.m. U.S. Eastern Time; (iii) if sent by overnight delivery service, the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier or U.S. Postal Service; or (iv) if sent by first class mail, registered or certified, postage prepaid, the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the U.S. Postal Service. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.
     Section 6.10 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or application to other persons or circumstances, shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.
     Section 6.11 Survival.
          (a) The representations, warranties, covenants and agreements made herein, in the Disclosure Schedule and other documents delivered pursuant hereto shall survive the Closing contemplated hereby.
          (b) The disclosures in the Disclosure Schedule hereto shall relate only to the representations and warranties to which they expressly refer and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Disclosure Schedule (other than an express exception to a specifically identified statement), those in this Agreement shall control.
     Section 6.12 Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

     Section 6.13 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     Section 6.14 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. A facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.
     Section 6.15 Entire Agreement. This Agreement and the Disclosure Schedule and Schedules and Exhibits hereto, the Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior understandings and agreements pertaining thereto, whether oral or written.
     Section 6.16 Further Assurances. Each party hereto shall use its reasonable best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby and by the other agreements contemplated herein to be consummated as contemplated hereby or thereby and shall, from time to time and without further consideration, either before or after any Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and such other agreements, to effectuate the purposes of this Agreement and such other agreements.
     Section 6.17 Retirement and Cancellation of Exchange Shares. At the Closing, the Exchange Shares shall be retired and canceled, and the certificates formerly representing such Exchange Shares shall be marked void. Upon cancellation of the Exchange Shares, (i) all designations, rights and preferences set forth in the Certificate of Designation shall cease with respect to the Exchange Shares and Holder’s ownership of the Exchange Shares, (ii) any and all Premium (as such term is defined in the Certificate of Designation) due to Holder under or in connection with the Certificate of Designation shall cease to accrue, (iii) the payment of outstanding amounts of Premium accrued on the Exchange Shares shall be fully satisfied by the issuance of the Note, and (iv) the obligations of the Company and any Subsidiary pursuant to the Securities Purchase Agreement and the Registration Rights Agreement dated July 1, 2005 entered into in connection therewith (the “Registration Rights Agreement”) as such obligations relate to the Exchange Shares shall terminate, except, in each case, for any indemnification obligations of the Company or any Subsidiary thereunder with respect to matters prior to the date of the Closing, which indemnification obligations shall remain in full force and effect. Except as provided in this Section 6.17, the Securities Purchase Agreement, the Certificate of Designation and the Registration Rights Agreement shall in all other respects remain in full force and effect and unaltered by the transactions contemplated hereby or any Transaction Document.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

COMPANY:

PDG ENVIRONMENTAL, INC.

By:	/s/ John C. Regan

Name:	John C. Regan
Title:	Chief Executive Officer

HOLDER:

RADCLIFFE SPC, LTD. for and on behalf of the Class A
Segregated Portfolio

By:	Radcliffe Capital Management, L.P.
By: RGC Management Company, LLC

	By:	/s/ Gerald F. Stahlecker
	Name:	Gerald F. Stahlecker
	Title:	Managing Director
(Signature page to Exchange Agreement)